R     ANNUAL REPORT 2001


                               RTICA CORPORATION

R     INDEX

      Introduction .........................................................   1

      Letter to Shareholders ...............................................   2

      Management Discussion and Analysis ...................................   4

      Auditors' Report .....................................................   5

      Financial Statements .................................................   7

      Notes to Financial Statements ........................................  10

      Directors, Officers, Investor Information .............  Inside Back Cover

R    DIRECTORS AND OFFICERS

     Directors                                       Officers

     WARREN ARSENEAU                                 WARREN ARSENEAU
       President of the Company                        President

     MARTIN H. BECK                                  ROBERT H. STIKEMAN
       President, DevTech Labs                         Chief Fiancial Officer,
                                                       General Counsel
     MICHAEL M. BOYD
       Managing Director,                            Audit Committee
       Merchant Banking, HSBC Capital (Canada) Inc.  MARTIN H. BECK

     ROGER J. SHORT
       President, LeCourt Enterprises                MICHAEL M. BOYD

     ROBERT H. STIKEMAN                              ROBERT H. STIKEMAN
       Partner, Stikeman, Graham, Keeley and
         Spiegel, LLP

     STEVEN LETWIN
       Group Vice President, Distribution and
         Services, Enbridge Inc.


INFORMATION FOR INVESTORS

Legal Council                                    Transfer Agent

STIKEMAN, GRAHAM, KEELEY AND SPIEGEL, LLP        EQUITY TRANSFER SERVICES INC.
  220 Bay Street Suite 700                         120 Adelaide Street West,
  Toronto, Ontario M5J 2W4                           Suite 420
                                                   Toronto, Ontario

Auditors                                         Stock Information

KPMG LLP                                           Shares listted on the
  Mississauga Executive Centre                       Canadian Venture Exchange--
  Four Robert Speck Parkway, Suite 1500              RTN
  Mississauga, Ontario L4Z 1S1                     Shares outstanding
                                                     at May 31, 2001--34,052,636
                                                   CUSIP--78108N

                             Corporate Headquarters
                               RTICA CORPORATION
                  999 Barton Street, Stoney Creek, ON L8E 5H4
                                 (905) 643-8669
                              INVESTORS@RTICA.COM

                                   R YOU READY
                                  FOR THE NEXT
                                   GENERATION
                                       OF
                                  INSULATION?

                                       *
                                       *
                                       *
                                       *
                                       *
                                       *
                                       *
                                       *
                                       *

                                    RTICA(R)



                                 WWW.RTICA.COM

RTICA CORPORATION is based in Stoney Creek, Ontario and is engaged in the commercialization of RTICA(R) brand insulation.

RTICA(R), a new generation of insulation, is manufactured utilizing a patented technology that converts recycled plastic to form a bulked-up, fiber mass. Its high insulation efficiency, measured by R-value, is equal to or better than comparable insulation presently offered in the marketplace. Perhaps equally important, the benign nature of RTICA(R) presents no health risk of a respiratory or skin irritation kind commonly associated with present-day installation environments. As such, RTICA(R) represents a significant improvement in industrial hygiene for both homeowners and professional installers.

RTICA(R) meets building code standards in Canada, while in the U.S.A., where multiple codes exist, RTICA(R) has gained acceptance in several key jurisdictions, with other important approvals fully expected to be confirmed in the near future.

Initially, RTICA(R) will be offered as a blowing wool for pneumatic delivery by insulation contractors into attics and other applications. Batts will be added to the product line once the specialized production facilities are in place.

You are invited to visit the Company's web site, www.rtica.com for more information.

                         RTICA(R) is a registered trademark of Rtica Corporation

LETTER TO SHAREHOLDERS

Last year at this time we shared with you our priority for the coming year. It was to transform the Company from its stage of development to that of a fully operating, commercial enterprise. Although ground has yet to be broken in the construction of our planned, high capacity plant, we believe significant progress has been made in pursuit of this goal.

On the investment front, we expanded our shareholder base to include potential customers and institutions. Fiscal 2000 began in early June with the wrapping up of a private placement, in which certain members of a U.S.- based buying group, the National Insulation Contractors' Exchange (NICE), participated as lead investors, joined by prominent institutional participants.

The investors' interest in RTICA(R) brand during the year extended well beyond that of passive investment. As members of NICE, they took a proactive role on our marketing advisory board, by helping to define specifications for our blowing wool product, and by undertaking field tests to confirm them. Additionally, we extended our dialogue with other potential customers throughout the entire industry. The field trials proved very successful, conducted as they were in real commercial applications, and further validated our belief that RTICA(R) will fulfill its promise and become the Next Generation of Insulation. Certainly, our perspective on these activities leads us to believe that the market support we knew existed may be even greater than imagined. Further, we believe that our relationship with the insulation contractors will provide the Company with a core competency in distribution. We intend to capitalize on this market support with a continued and unwavering focus on becoming a significant commercial entity as quickly as possible.

To facilitate our transition to operations, we shifted virtually all Research and Development to our long-standing research collaborator, the National Research Council Industrial Materials Institute, (NRC-IMI) in Boucherville, Quebec. NRC-IMI enjoys an excellent, world wide reputation as a leader in plastic processing and technology. Already at NRC's facility is an R&D scale manufacturing line engineered, built and installed by the Company that incorporates all our technical processing advances to date. This new arrangement allows us to direct the activities of the Stoney Creek plant solely towards product and market development.

Technical advances have always been the core competency of RTICA Corporation. During the year we achieved substantial breakthroughs in fiber properties, processing methods, equipment design and product features. Aside from substantially broadening our know-how, these advances have led to an application for another patent. Most significantly, we developed R-Buds(TM), an innovation in blowing wool configuration with far reaching benefits. R-Buds(TM) allows us to ship product cost-effectively on a national basis, and radically simplifies the handling and installation of blowing wool by professional contractors.


                                  R-Bud(TM) is a trademark of Rtica Corporation

Corporate governance issues became more complicated during the year. We registered shares from our private placement with the SEC, and now have ongoing disclosure responsibility both in Canada and the United States. As well, audited statements now include a U.S. GAAP reconciliation. We monitored the Fair Disclosure guidelines by the SEC and similar guidelines in Canada and used them accordingly as templates to structure our own corporate disclosure policy.

Also during the year, our investor relations/communications program was expanded significantly. New hits on the Company web site were up and a steady flow of information packages was directed to the investment community, as were regular, in-person presentations.

Keeping pace with a dramatic increase in administrative and manufacturing activity led to a significant strengthening of the Company's human resources. New staff appointments include a controller, office coordinator, project manager, plant supervisor, plant mechanic and technician. As a result, trained staff can now operate the plant 24 hours per day, 4 days per week. Considerable resources were allocated to the building code approval process, particularly as they apply in U.S. jurisdictions. After many months of delay and frustration, we are pleased to report progress, having overcome the inertia of the U.S. system to secure approvals for a significant portion of the U.S. market.

As 2002 approaches, we now know our product is better than we had anticipated and the market potential greater than we had believed a year ago. In the face of these dynamics, we go forward with even greater resolve to sell existing plant product output to capacity in the short term, while re-doubling efforts to reach an agreement with a strategic partner so that a commercial scale plant will be up and running by year end, 2002.

Finally, our shareholder base continues to strengthen. The addition of potential customers, institutions and many individual investors has made us better. Existing shareholders continue to support our vision. And the Company's board actively guides management on the strategic issues we confront. All in all, we have every reason to look forward confidently to a rewarding, successful 2002.



Warren Arseneault
President

R  MANAGEMENT DISCUSSION AND ANALYSIS

RTICA Corporation ("RTICA") is involved in the development of insulation made from polyethylene terephthalate ("PET").

Consolidated assets of RTICA Corporation during the fiscal year ended May 31, 2001 decreased from $2,401,330 to $1,938,395. Cash, short-term investments and cash in trust comprises $1,394,051 and $1,712,725 of total assets at May 31, 2001 and 2000 respectively.

During the year, RTICA raised a total of $2,759,241 from the issuance of special warrants, share purchase warrants and the exercise of stock options. On May 29, 2001, convertible debentures of $370,722 were converted into common shares of the Company. In the prior year, the Company raised $1,680,570 pursuant to a private placement.

As a development stage company, RTICA has generated NIL revenues from the sale of product during the year. Interest income of $97,101 was earned during the year versus $7,095 in the prior year, as a result of higher cash balances following the share issuance previously discussed.

Operating expenses of $3,061,814 were significantly higher than the prior year of $1,318,579, as a result of product and market development activities undertaken.

During the year, RTICA has received $200,694 in repayable contributions received from the National Research Council ("NRC") to assist in pre-commercialization. In addition, RTICA has been reimbursed for $156,000 in the current year for research and development projects carried out by the NRC.

R  AUDITORS' REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of RTICA Corporation (formerly Inzeco Holdings Inc.) as at May 31, 2001 and 2000 and the consolidated statements of operations and deficit and cash flows for the years ended May 31, 2001, 2000 and 1999 and cumulative period from June 13, 1991 (inception) to May 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 2001 and 2000 and the results of its operations and its cash flows for the years ended May 31, 2001, 2000 and 1999 and for the period from June 13, 1991 (inception) to May 31, 2001 in accordance with Canadian generally accepted accounting principles.

Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the financial statements to the extent summarized in note 13 to the consolidated financial statements.

KPMG LLP
---------------------
Chartered Accountants
Mississauga, Canada
June 29, 2001

COMMENTS BY AUDITORS FOR U.S. READERS ON
CANADA-U.S. REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements. Our report to the directors dated June 29, 2001, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.



KPMG LLP
---------------------
Chartered Accountants
Mississauga, Canada
June 29, 2001

R  CONSOLIDATED BALANCE SHEETS

May 31, 2001 and 2000

--------------------------------------------------------------------------------
(Expressed in Canadian Dollars)                        2001           2000
--------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash, short-term investments
  and cash in trust (note 6(e))                     $ 1,394,051    $ 1,712,725
  GST and other receivables                              74,301         92,953
  Prepaid expenses                                        8,442          8,442
  ------------------------------------------------------------------------------
                                                      1,476,794      1,814,120

Fixed assets (note 3)                                   435,236        534,481
Goodwill, net of accumulated amortization
  of $82,574 (2000 - $56,210)                            26,364         52,728
Deferred development costs                                    1              1
--------------------------------------------------------------------------------
                                                    $ 1,938,395    $ 2,401,330
================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities            $ 299,369    $   768,248
Due to government (note 4)                              200,694         --
Convertible debentures (note 5)                           --           349,278
Shareholders' equity:
  Share capital (note 6)                              8,743,768      5,613,805
  Equity component of convertible debentures (note 5)     --            10,722
  Deficit accumulated during development stage       (7,305,436)    (4,340,723)
  ------------------------------------------------------------------------------
                                                      1,438,332      1,283,804
Going concern (note 1)
Commitments and contingencies (note 11)
--------------------------------------------------------------------------------
                                                    $ 1,938,395    $ 2,401,330
================================================================================


See accompanying notes to consolidated financial statements.



On behalf of the Board:

  /s/ MICHAEL M. BOYD                                 /s/ ROBERT H. STIKEMAN
----------------------------------                ------------------------------
      Michael M. Boyd                                     Robert H. Stikeman
      Director                                            Director

CONSOLIDATED STATEMENTS OF
OPERATIONS AND DEFICIT

May 31, 2001 and 2000


================================================================================================================
                                                                                                  CUMULATIVE
                                                                                                  PERIOD FROM
                                                                                                 JUNE 13, 1991
                                                                YEARS ENDED                      (INCEPTION) TO
                                                                  MAY 31,                            MAY 31,
(Expressed in Canadian Dollars)                  2001              2000                1999           2001
----------------------------------------------------------------------------------------------------------------
Income:
  Interest                                 $     97,101       $      7,095        $     60,233    $   167,524
  Fees and licenses                                --                6,077                --          622,482
  --------------------------------------------------------------------------------------------------------------
                                                 97,101             13,172              60,233        790,006
Operating expenses:
  Development                                   947,651            246,870             568,562      2,657,300
  Consulting                                    610,354            354,110             102,434      1,427,188
  Professional fees                             445,138            117,109             176,652        909,371
  Sales and marketing                           262,895             93,600              27,060        383,555
  General and administrative                    238,276            160,660              58,161        633,666
  Amortization of fixed assets                  149,139              8,025               4,094        173,253
  Management fees                               127,000            129,174             209,864        873,386
  Rent and property taxes                       123,822             68,187              12,683        223,542
  Travel                                         58,863             44,795              82,965        356,325
  Interest on convertible debentures             36,586             40,248              65,000        141,834
  Factory overhead                               34,393             18,673                --           53,066
  Amortization of goodwill                       26,364             26,364              26,364         82,574
  Interest and bank charges                       1,333             10,764                 892        136,096
  Patents                                          --                 --                12,962         44,286
  --------------------------------------------------------------------------------------------------------------
                                              3,061,814          1,318,579           1,347,693      8,095,442
----------------------------------------------------------------------------------------------------------------
Loss for the period                          (2,964,713)        (1,305,407)         (1,287,460)    (7,305,436)
----------------------------------------------------------------------------------------------------------------
Deficit accumulated during
  development stage, beginning of period     (4,340,723)        (3,035,316)         (1,747,856)          --
----------------------------------------------------------------------------------------------------------------
Deficit accumulated during development
  stage, end of period                     $ (7,305,436)      $ (4,340,723)       $ (3,035,316)   $ (7,305,436)
----------------------------------------------------------------------------------------------------------------
Loss per share (notes 2(i) and 9)          $      (0.13)      $      (0.09)       $      (0.11)
----------------------------------------------------------------------------------------------------------------
Weighted average number of shares
  outstanding                                22,050,619         14,194,298          11,960,818
================================================================================================================



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOW

May 31, 2001 and 2000


================================================================================================================
                                                                                                  CUMULATIVE
                                                                                                  PERIOD FROM
                                                                                                 JUNE 13, 1991
                                                                YEARS ENDED                      (INCEPTION) TO
                                                                  MAY 31,                            MAY 31,
(Expressed in Canadian Dollars)                  2001              2000                1999           2001
----------------------------------------------------------------------------------------------------------------
Cash provided by (used in):

Operating activities:
  Loss for the period                      $ (2,964,713)       $ (1,305,407)      $ (1,287,460)   $ (7,305,436)
  Items not involving cash:
    Interest on convertible debentures           10,722              40,248             65,000         115,970
    Amortization                                175,503              34,389             30,458         255,827
    Interest expense on converted loan               --                  --                 --          96,000
    Expenses settled by issuance of
      common shares                                  --                  --                 --         431,388
    Foreign exchange gain                       (23,590)             (3,281)                --         (26,871)
  Change in non-cash operating
   workingcapital balances:
    GST and other receivables                    18,652             (15,494)           (57,539)        (74,301)
    Prepaid expenses                                 --              13,524              7,010          (8,442)
    Accounts payable and accrued liabilities   (468,879)            726,898             (9,492)        218,024
    ----------------------------------------------------------------------------------------------------------
                                             (3,252,305)           (509,123)        (1,252,023)     (6,297,841)

Financing activities:
  Due to government                             200,694                  --                 --         200,694
  Issuance of convertible debentures                 --             360,000                 --       1,860,000
  Issuance of common shares                       3,000           1,715,854             25,250       2,272,767
  Issuance of special warrants                2,202,700                  --                 --       2,870,659
  Exercise of share purchase warrants           553,541                  --                 --         553,541
  Decrease in due to related parties                 --                  --           (259,792)             --
  Proceeds from loan payable                         --                  --                 --         254,000
    ----------------------------------------------------------------------------------------------------------
                                              2,959,935           2,075,854           (234,542)      8,011,661

Investing activities:
  Purchase of fixed assets                      (49,894)           (523,716)           (19,180)       (608,489)
  Deferred development costs                         --                  --                 --              (1)
  Cash acquired on reverse takeover                  --                  --                 --         261,850
  ------------------------------------------------------------------------------------------------------------
                                                (49,894)           (523,716)           (19,180)       (346,640)

Foreign exchange gain held on
  foreign currency                               23,590               3,281                 --          26,871
--------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and
  cash equivalents                             (318,674)          1,046,296         (1,505,745)      1,394,051

Cash and cash equivalents, beginning
  of period                                   1,712,725             666,429          2,172,174             --
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end
   of period                               $  1,394,051        $  1,712,725       $    666,429    $  1,394,051
==============================================================================================================

For further cash flow information see note 10.
Cash and cash equivalents are comprised of cash, short-term investments and cash in trust.
See accompanying notes to consolidated financial statements.

R    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RTICA Corporation (formerly Inzeco Holdings Inc. (a development stage company)) (the "Company") is a public company that was incorporated on May 30, 1997 under the Business Corporations Act (Alberta), was continued under the Business Corporations Act (Ontario) on April 25, 2001 and is listed on the Canadian Venture Exchange. The Company is engaged in the commercialization of technology and productivity processes that converts 100% recycled PET plastics into insulation products.

1. Going Concern

These financial statements have been prepared on a going concern basis and, as such, it has been assumed that the Company will be able to realize its assets and discharge its liabilities in the normal course of operations. To May 31, 2001, the Company has incurred continuing losses from operations and an accumulated a deficit of $7,305,436. The ability of the Company to continue is dependent upon the ongoing support of its shareholders, the attainment of financing necessary to complete the technology and begin commercial production and the achievement of profitable operations from the commercial production and licencing of the insulating products and sale of licensing rights. These financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

2. Significant Accounting Policies

These financial statements have been prepared in accordance with accounting principles generally accepted in Canada. A reconciliation to accounting principles generally accepted in the United States is provided in note 13. Significant accounting policies adopted by the Company are as follows:

(a) BASIS OF PRESENTATION

These financial statements include the accounts of the Company and its wholly owned subsidiaries, Inzeco Overseas Limited and RTICA Inc. ("RTICA") (formerly E2 Development Corporation ("E2D")). RTICA was acquired in a reverse takeover and is treated as the continuing entity and the acquiror for financial accounting purposes, notwithstanding that the Company is the continuing entity for legal purposes given that the former shareholders of RTICA controlled the combined entity after the transaction. Accordingly, the consolidated statements of operations are a continuation of RTICA's financial statements, and therefore reflect the following:

     (i)  the operations of RTICA from inception (June 13, 1991); and

     (ii) the operations of the Company after April 28, 1998, the date of acquisition.

As part of the reverse takeover, the Company entered into share-for-share agreements with each shareholder of E2D whereby the Company agreed to acquire all of the outstanding common shares and 310,908 common share purchase warrants of E2D, in exchange for 17,499,995 common shares and

1,243,633 common share purchase warrants of the Company which represented 86% of the issued and outstanding common shares of the Company on a fully diluted basis as at April 28, 1998. The accounting for the business combination was as follows:

================================================================================
  Ascribed value attributed to shares and
  warrants issued to acquire the Company                             $ 480,000
  Less transaction costs                                              (190,557)
--------------------------------------------------------------------------------
Net proceeds $ 289,443
================================================================================
  Fair value of net assets of the Company:
  Current assets (including cash of $261,850)                        $ 350,811
  Goodwill                                                             108,938
  Current liabilities                                                 (170,306)
--------------------------------------------------------------------------------
                                                                     $ 289,443
================================================================================

All significant intercompany transactions and balances are eliminated on consolidation.

(b) SHORT-TERM INVESTMENTS

Short-term investments include investments with maturities of less than 90 days at date of acquisition and investments with maturities of 365 days at date of acquisition which are readily convertible into cash.

(c) FIXED ASSETS

Fixed assets are recorded at original cost less accumulated amortization. Amortization is provided when the assets are available for use, on a declining-balance basis over the estimated useful lives of the assets at the following annual rates:

================================================================================
  Machinery and equipment                                              25%
  Furniture                                                            25%
  Vehicles                                                             30%
  Computer hardware                                                    30%
================================================================================

(d) GOODWILL

Goodwill is recorded at cost less accumulated amortization and is being amortized on a straight-line basis over five years. On an annual basis, management reviews the recoverability of goodwill by assessing future cash flows on an undiscounted basis.

(e) DEVELOPMENT AND PATENTS

Development costs are expensed in the period incurred until technical feasibility has been obtained, adequate resources exist and recoverability is assured at which time development costs are capitalized. Patent costs are expensed in the period incurred.

(f) CHANGE IN ACCOUNTING POLICY

In December 1997, the Accounting Standards Board of The Canadian Institute of Chartered Accountants ("CICA") issued Section 3465 of the CICA Handbook, Income Taxes ("Section 3645"). Effective June 1, 1999, the Company retroactively adopted Section 3465. Section 3465 requires a change from the deferred method of accounting for income taxes to the asset and liability method of accounting for income taxes.

Under the asset and liability method of Section 3465, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Section 3465, the effect on future income tax assets and liabilities of a change in tax laws and rates is recognized in income in the period that includes the enactment date.

Pursuant to the deferral method, which was applied for the year ended May 31, 1999 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferral method, deferred income taxes are not adjusted for subsequent changes in tax rates.

There was no cumulative effect of this change in accounting for income taxes as of June 1, 1999 and, thus, no restatement of the opening balance of deficit for the years ended May 31, 2000 and 2001 was required.

(g) FOREIGN CURRENCY TRANSLATION

Transactions denominated in foreign currencies are translated into Canadian dollars using exchange rates in effect on the date of the transaction. Monetary assets and liabilities are translated into Canadian dollars using current exchange rates and non-monetary assets and liabilities using historical exchange rates. Translation gains and losses are included in the consolidated statements of operations and deficit.

(h) USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

(i) EARNINGS PER SHARE

Effective with the year end May 31, 2001, the Company adopted the new recommendations of the CICA relating to earnings per share. This new standard has been given retroactive application. Under the new standard, basic per share amounts have been calculated by dividing net income attributable to common shareholders by the weighted average number of shares outstanding in a manner inconsistent with that followed in prior reporting periods.

Under the treasury stock method, the weighted average number of shares outstanding used in determining basic earnings per share in each of the years presented excludes 9,298,939 of the escrowed shares as described in note 6(a). These shares require the Company to meet specified performance measures and are considered contingently issued. The effect of the retroactive application of the new standard resulted in an increase in loss per share for 2000 by $0.03 and for 1999 by $0.05.

(j) FAIR VALUES OF FINANCIAL INSTRUMENTS

Cash, short-term investments and cash held in trust, other receivables and accounts payable and accrued liabilities are reflected in the financial statements at carrying values which approximate fair values because of the short-term maturities of these instruments. The carrying value of the debt component of the convertible debentures approximates its fair value since the interest rate approximates current interest rates. There is no market for the due to government and consequently, it is not considered practical to determine its fair value.

(k) STOCK-BASED COMPENSATION PLAN

The Company has a stock-based compensation plan, which is described in note 6(c). No compensation expense is recognized for this plan when shares or stock options are issued to employees or non-employees. Any consideration paid by employees or non-employees on exercise of stock options or purchase of shares is credited to share capital. If shares or stock options are repurchased from employees or non-employees, the excess of the consideration paid over the carrying amount of the shares or stock options cancelled is charged to deficit.

3. FIXED ASSETS

================================================================================
                                                 ACCUMULATED       NET BOOK
       2001                        COST         AMORTIZATION        VALUE
--------------------------------------------------------------------------------
Machinery and equipment          $ 525,292        $ 137,263        $ 388,029
Furniture                           11,108            3,724            7,384
Vehicles                            15,848            5,542           10,306
Computer hardware                   56,241           26,724           29,517
--------------------------------------------------------------------------------
                                 $ 608,489        $ 173,253        $ 435,236
================================================================================

================================================================================
                                                 ACCUMULATED       NET BOOK
       2000                        COST         AMORTIZATION        VALUE
--------------------------------------------------------------------------------
Machinery and equipment          $ 525,292        $   7,842        $ 517,450
Furniture                           10,105            1,263            8,842
Vehicles                             7,500            1,125            6,375
Computer hardware                   15,698           13,884            1,814
--------------------------------------------------------------------------------
                                 $ 558,595        $  24,114        $ 534,481
================================================================================

4. DUE TO GOVERNMENT

On November 1, 2000, the Company signed a contract with the National Research Council Canada whereby the Company is eligible to receive up to $445,000 as a repayable contribution for various research and development projects carried out by the Company. Repayment of these contributions begins on January 1, 2004 based on 1% of the Company's gross revenue up to a maximum of $667,500.

The Company is required to contribute two-thirds of the total cost of the work; otherwise, its reimbursements will be proportionately reduced. If the Company is found to be in breach of the contract, the National Research Council Canada is able to demand repayment of up to three times the total amount of advances already made. For the year ended May 31, 2001, the Company has incurred costs of $899,000 and has received $200,694 of the repayable contribution.

5. CONVERTIBLE DEBENTURES

On May 26, 1998, the Company issued a $1,500,000 Series I Convertible Senior Debenture. The principal was convertible at any time, in whole or in part, at the option of the holder into common shares at $0.55 per common share. Once the Company built a plant which produced a specified output, the debenture was convertible at the Company's option. On December 21, 1999, the debenture was converted at the Company's option into 2,727,723 common shares at $0.55 per common share.

On April 15, 2000, the Company issued three $120,000 convertible debentures for total proceeds of $360,000. The principal and any accrued and unpaid interest was convertible at any time, in whole or in part, at the option of the holder into common shares at $0.40 per common share. The principal outstanding was interest bearing at 6.5% per annum payable semi-annually and in arrears on June 15 and December 15 of each year, commencing on June 15, 2000 and was due on June 30, 2001. The debentures were secured by the tangible assets of the Company and could have been subordinated to other debt incurred by the Company up to $1,250,000. On May 29, 2001, the debentures were converted into 900,000 common shares at $0.40 per common share.

The amount of interest recorded in the current year prior to conversion was $36,586 (2000 - $40,248; 1999 - $65,000).

The equity component represents the excess of the face value over the debt component at the date of issuance. The continuity of the equity component of convertible debentures from inception is as follows:

================================================================================
Equity component of $1,500,000 convertible
  debenture, May 26, 1998                                        $ 105,000
--------------------------------------------------------------------------------
Balance, May 31, 1998 and 1999                                     105,000
Conversion of $1,500,000 convertible debenture,
  December 21, 1999                                               (105,000)
Equity component of three $120,000 convertible
  debentures, April 15, 2000                                        10,722
--------------------------------------------------------------------------------
Balance, May 31, 2000                                               10,722
Conversion of three $120,000 convertible
  debentures, May 29, 2001                                         (10,722)
--------------------------------------------------------------------------------
Balance, May 31, 2001                                            $      --
================================================================================

6. SHARE CAPITAL

The authorized share capital of the Company consists of unlimited preference shares issuable in series and unlimited common shares.

Common share transactions from inception are as follows:

================================================================================
                                                       SHARES         AMOUNT
--------------------------------------------------------------------------------
Shares issued for cash, June 13, 1991                     1,000     $     10
Shares issued on stock split, May 30, 1996            2,199,000            --
Shares issued for consulting services, May 30, 1996     456,166       431,388
--------------------------------------------------------------------------------
Balance, May 31, 1997                                 2,656,166       431,398
Shares issued for cash, August 29, 1997                 825,000       275,000
Shares issued on conversion of warrants,
  December 23, 1997                                     145,833       121,528
Shares issued on conversion of warrants,
  March 7, 1998                                         153,750       128,125
Shares issued on conversion of E2D warrants,
  March 7, 1998                                          20,250            --
Shares issued for debt and accrued
  interest, April 28, 1998                              236,830       350,000
Shares exchanged on reverse takeover,
  April 28, 1998                                     (4,037,829)           --
Shares exchanged on reverse takeover,
  April 28, 1998                                     17,499,995            --
Shares issued to the Company's shareholders at
  reverse takeover, April 28, 1998                    2,925,000       289,443
Shares issued on exercise of options, May 20, 1998       20,000         4,000
--------------------------------------------------------------------------------
Balance, May 31, 1998                                20,444,995     1,599,494
Shares issued on conversion of special
  warrants, October 25, 1998                          1,666,667       667,959
Shares issued on exercise of options, May 20, 1999      126,250        25,250
--------------------------------------------------------------------------------
Balance, May 31, 1999                                22,237,912     2,292,703
Shares issued on conversion of debenture,
  December 21, 1999                                   2,727,723     1,605,248
Shares issued on exercise of options,
  October 26, 1999                                       75,000        33,750
Shares issued on exercise of options,
  November 26, 1999                                     125,000        25,000
Shares issued for cash, May 31, 2000                  2,807,500     1,657,104
--------------------------------------------------------------------------------
Balance, May 31, 2000                                27,973,135     5,613,805
Shares issued on exercise of share purchase
  warrants, June 30, 2000                               850,418       553,541
Shares issued on conversion of special warrants,
  October 15, 2000                                    4,033,333     2,202,700
Shares issued on exercise of options,
  October 31, 2000                                       15,000         3,000
Shares issued on Registration Statement
  not being filed and declared effective
  by December 31, 2000, April 19, 2001                  280,750            --
Shares issued on conversion of debentures,
  May 29, 2001                                          900,000       370,722
--------------------------------------------------------------------------------
Balance, May 31, 2001                                34,052,636   $ 8,743,768
================================================================================

(a) On April 28, 1998, all of RTICA's outstanding common shares and warrants were exchanged for 17,499,995 common shares and 1,243,633 warrants of the Company. The warrants had an exercise price of $0.65 per common share, with an expiry date of June 30, 2000. On June 30, 2000, 850,418 of the 1,243,633
     common share purchase warrants issued in connection with transactions were exercised for $553,541. The remaining 393,215 warrants expired on the same day.

     In connection with this transaction, the Canadian Venture Exchange required that a total of 10,939,937 common shares be held in escrow. Of these shares, 1,640,998 shall be released at a rate of 1/3 each year commencing June 3, 1999. On June 3, 2001, 546,999 (June 3, 2000 - 547,000; June 3,
     1999 - 546,999) shares were released from escrow. The remaining 9,298,939 are to be released at a rate of 1 share for every $0.20 of cash flow generated to a maximum of 1/3 per year. Cash flow generated is defined by the escrow agreement to be audited net income adjusted by certain non-cash items. None of these shares were released from escrow in 2001.

     1,350,000 common shares are also held in escrow in connection with the initial public offering of the Company pursuant to the prospectus of the Company dated September 19, 1997. These initial escrowed shares will also be released at a rate of 1/3 for each of the three years ending April 28, 1999, 2000 and 2001, respectively. All shares have been released from escrow as of April 28, 2001.

(b) On April 28, 1998, the Company completed a private placement of 1,666,667 special warrants at a subscription price of $0.45 each for net proceeds of $667,959. The special warrants were converted to common shares on October 25, 1998. In addition to the commission of 10% of the gross proceeds of the issue, the Agent was granted a non-transferable option to acquire 166,667 common shares at $0.45 per share. On October 26, 1999, the Agent exercised 75,000 share options for total consideration of $33,750. The remaining 91,667 options expired on October 27, 1999.

(c) Shares which may be issued under options, warrants and convertible debenture are as follows:


=====================================================================================================
                                                                                 WEIGHTED
                                                                                 AVERAGE     WEIGHTED
                                            RANGE OF                            REMAINING    AVERAGE
                                NUMBER      EXERCISE                            CONTRACTUAL  EXERCISE
                               OF SHARES      PRICE             EXPIRY             LIFE        PRICE
=====================================================================================================
Directors' and management's                               December 20, 2001
stock option plan             1,855,250   $ 0.20 - 0.25    to April 29, 2003    1.75 years     $ 0.20
-----------------------------------------------------------------------------------------------------
Directors' and management's                               December 20, 2001
stock option plan               145,000     0.35 - 0.39    to February 8, 2003  1.46 years       0.38
-----------------------------------------------------------------------------------------------------
Directors' and management's                               June 6, 2003 to
stock option plan             1,115,000     0.53 - 0.75     March 30, 2004      2.36 years       0.68
-----------------------------------------------------------------------------------------------------
                              3,115,250
=====================================================================================================

The Company has established a stock option plan for its directors and officers and certain consultants and has reserved for issuance 3,288,750 common shares. Pursuant to the plan, stock options vest immediately and are exercisable for a period of between three to five years from the date of grant. Options are granted at the closing market price of the Company's common stock on the date of grant. At year end, 3,115,250 (2000 - 2,015,250; 1999 - 2,020,250) options are outstanding at exercise prices ranging from $0.20 to $0.75 per share with 1,990,250 (2000 - 1,705,250; 1999 - 1,830,250) options issued to six directors and officers.

A summary of the Company's stock option activity is as follows:


======================================================================================================
                                       2001                     2000                    1999
------------------------------------------------------------------------------------------------------
                                             WEIGHTED                 WEIGHTED                WEIGHTED
                             NUMBER OF       AVERAGE     NUMBER OF     AVERAGE   NUMBER OF     AVERAGE
                               STOCK         EXERCISE      STOCK      EXERCISE    STOCK       EXERCISE
                              OPTIONS         PRICE       OPTIONS       PRICE    OPTIONS        PRICE
------------------------------------------------------------------------------------------------------
Outstanding,
beginning
of year                      2,015,250        $ 0.21     2,020,250     $ 0.20    2,035,000     $ 0.20
Granted                      1,115,000          0.68       120,000       0.38       85,000       0.28
Exercised                      (15,000)         0.20      (125,000)      0.20      (71,250)      0.20
Forfeited                           --            --            --         --      (28,500)      0.20
------------------------------------------------------------------------------------------------------
Outstanding,
end of year                  3,115,250          0.38     2,015,250       0.21    2,020,250       0.20
------------------------------------------------------------------------------------------------------
Exercisable,
end of year                  3,115,250        $ 0.38     2,015,250     $ 0.21    2,020,250     $ 0.20
------------------------------------------------------------------------------------------------------
Available
for grant                      173,500                     488,500                 108,500
=====================================================================================================


During the year, the maximum number of shares issuable under the stock option plan was increased by 800,000 to 3,500,000.

(d) In connection with an initial public offering in fiscal 1998, 150,000 non-transferable common share purchase options at $0.20 each were granted to the Agent. 95,000 options were exercised in fiscal 1998 for total consideration of $19,000. On May 20, 1999, 55,000 options were exercised for total consideration of $11,000.

(e) On May 31, 2000, the Company completed a private placement of 2,807,500 common shares with a subscription price of U.S. $0.40 per share for gross proceeds of U.S. $1,123,000 or Cdn. $1,680,570. The shares were fully paid, with the proceeds held in trust by the Company's escrow agent until June 6, 2000 when the funds were wired to the Company. Costs of arranging the private placement were $23,466. If the Company did not have a Registration Statement filed and declared effective by the Securities and Exchange Commission in the United States by December 31, 2000, the Company was required to issue one additional common share for each ten shares issued under this private placement.

     The Registration Statement was not declared effective by December 31, 2000. The Company has issued, for nil consideration, the 280,750 additional common shares required due to not having the Registration Statement filed and declared effective by December 31, 2000.

(f) On June 14, 2000, the Company completed a private placement of 4,033,333 special warrants at a subscription price of $0.60 each for gross cash proceeds of $2,420,000. Each special warrant was convertible into one common share or 1.1 common shares if a receipt for the related prospectus was not received by October 15, 2000. Costs of arranging the private placement, including Agent's commissions is $217,300 plus 201,667 compensation options expiring June 14, 2002, which entitles the Agent to purchase one common share for $0.60 per share.

     The prospectus was filed on October 12, 2000 and, on October 15, 2000, the special warrants were converted into 4,033,333 common shares.

7. RELATED PARTY TRANSACTIONS

In the normal course of operations, the Company had the following transactions, which were measured at the exchange amount, with certain related parties:

================================================================================
                      NATURE OF RELATIONSHIP       2001        2000      1999
--------------------------------------------------------------------------------
Sales and marketing   Shareholder and officer   $ 174,000    $ 86,000  $     --

Management fees       Shareholders, officers
                      and directors               127,000     129,000   210,000

Development charges   Shareholders, officer
                      and director                117,000      57,000   452,000

Consulting            Shareholders, officers
                      and directors                90,000     163,000    18,000

Professional fees     Shareholder, officer
                      and director                 69,000      26,000    36,000

Purchase of
fixed assets          Shareholder                      --     330,000        --
================================================================================

8. INCOME TAXES

(a) The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities are presented below:

================================================================================
                                                      2001              2000
--------------------------------------------------------------------------------
Long-term future tax assets:
  Non-capital loss carryforwards                   $ 1,553,000      $ 1,085,000
  Research and development expenses                    101,000           51,000
  Fixed assets                                          67,000           29,000
  Reserve for repayment of government assistance        60,000               --
  Investment tax credits                                44,000           12,000
  Deferred financing costs                              35,000           74,000
  Cumulative eligible capital                            1,000            1,000
--------------------------------------------------------------------------------
  Valuation allowance                               (1,861,000)      (1,252,000)
--------------------------------------------------------------------------------
                                                   $        --      $        --
================================================================================


     The valuation allowance on the future tax asset must reflect that portion of the future tax assets including the income tax loss carryforwards which more likely than not will not be realized from future operations. Considering the Company's cumulative losses in recent years, the Company believes it is appropriate to provide an allowance of 100% against all available future tax assets including income tax loss carryforwards, regardless of their terms of expiry.

(b) During the year, none of the non-capital losses expired (2000 - $301,000; 1999 - nil).

     At May 31, 2001, the Company has approximately $5,344,000 (2000 - $2,949,000; 1999 - $1,853,000) of non-capital losses and $336,000 (2000 -
     $125,000; 1999 - nil) of research and development expenses available to reduce future years' income for income tax purposes. The non-capital losses and year of expiry and research and development expenses are as follows:

================================================================================
NON-CAPITAL LOSSES:
     2002                                                           $  257,000
     2003                                                              200,000
     2004                                                              210,000
     2005                                                              813,000
     2006                                                              349,000
     2007                                                            1,025,000
     2008                                                            2,348,000
     2009                                                               71,000
     2010                                                               71,000

Research and development expenses - no expiry                          336,000
================================================================================

9. LOSS PER SHARE


Loss per share figures are calculated using the weighted average number of common shares outstanding calculated on a daily basis. The effect of the exercise of the special warrants, share purchase options and share purchase warrants and the conversion of the convertible debenture would not have had a dilutive effect on the years presented. The following are items which could potentially dilute basic earnings per share in the future:

(a)  the release of the 9,298,939 performance release escrow shares disclosed in note 6(a); and

(b) the exercise of the 3,115,250 directors and officers stock options disclosed in note 6(c).

10. STATEMENTS OF CASH FLOWS

================================================================================
                                                                     CUMULATIVE
                                                                    PERIOD FROM
                                                                   JUNE 13, 1991
                                         YEARS ENDED              (INCEPTION) TO
                              2001      MAY 31, 2000      1999      MAY 31, 2001
--------------------------------------------------------------------------------
Supplemental cash flow
 information:
  Interest paid             $  18,464    $   10,214      $ 1,241      $ 65,216
--------------------------------------------------------------------------------
Supplementary disclosures
 relating to non-cash
 financing activities:
  Conversion of debentures  $ 370,722   $ 1,605,248      $    --   $ 1,975,970
  Other non-cash share
    issuances                      --            --           --     1,070,831
================================================================================

11. COMMITMENTS AND CONTINGENCIES

(a) On September 1, 1997, the Company sold for proceeds of $20,000 an option for an exclusive license to make, use and sell insulation products in western Canada using the Company's technology. If the option is exercised, the price for the license is $500,000 for a 10-year term. The option expires after the Company meets certain production milestones.

(b) The Company is committed to minimum annual payments under an operating lease for its administrative office and manufacturing facility as follows:

================================================================================
2002                                                                 $  60,000
2003                                                                    63,000
2004                                                                    65,000
--------------------------------------------------------------------------------
                                                                     $ 188,000
================================================================================

(c) On June 21, 1999, the Company signed a contract with the National Research Council Canada who is to perform certain research and development projects on the Company's behalf. The Company is committed to pay $745,000 to June 1, 2002. The Company is eligible to be reimbursed up to 40% of total expenditures incurred, to a maximum of $200,000. For the year ended May 31, 2001, the Company has paid the National Research Council Canada, $385,000 (2000 - $115,000) and has been reimbursed for $156,000 (2000 - $30,000) (of which $10,000 (2000 - nil) is included in other receivables) under the contract.

12. COMPARATIVE FIGURES

Certain 2000 comparative figures have been reclassified to conform to the financial statement presentation adopted in 2001.

13. DIFFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which differ in certain respects with those principles and practices that the Company would have followed had its financial statements been prepared in accordance with accounting principles and practices generally accepted in the United States ("U.S. GAAP").

The Company's accounting principles generally accepted in Canada for measurement of the consolidated balance sheet and the consolidated statements of operations and cash flows differ from accounting principles generally accepted in the United States as follows:

(a) STOCK OPTIONS

Beginning in 1996, United States accounting principles allow, but do not require companies to record compensation for employee stock option plans at fair value. The Company has chosen to continue to account for employee stock options using the intrinsic value method as permitted under Canadian and United States accounting principles. Using this approach, however, the Company is still required under United States accounting principles to account for stock options issued to consultants under the fair value method.

Since none of the Company's stock options have been issued by virtue of employment or directorship, all of the stock options have been accounted for under U.S. GAAP using the fair value method. The fair value of these options has been estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2001, 2000 and 1999, respectively: risk free interest rate of 5.7%, 6.4% and 4.7%; dividend yields of 0%, volatility factors of the expected market price of the Company's common stock of 182%, 310% and 160%; and a weighted average expected life of the options of three years. The estimated fair value of these options is expensed in the period granted since there is no vesting period. The weighted average grant date fair values of options issued in 2001, 2000 and 1999 were $0.61, $0.38 and $0.35, respectively.

The United States accounting pronouncement also requires the disclosure of pro forma loss and loss per share information as if the Company had accounted for its employee stock options issued in 1995 and subsequent years under the fair value method. As all options have already been accounted for under the fair value method, the pro forma information is the same as reported for the year.

(b) CONVERTIBLE DEBENTURES

Under Canadian GAAP, convertible debentures are split for accounting purposes between debt and shareholders' equity as described in note 5. Under U.S. GAAP, the convertible debenture is recorded as debt, except if the conversion price at date of issuance is less than the fair market value, in which case the intrinsic value of the beneficial conversion feature is allocated to paid-in capital and the resulting discount is recognized as interest expense over the period through to the earliest conversion date. The convertible debenture issued on April 15, 2000 is considered to have a beneficial conversion feature under U.S. GAAP given that the conversion price of $0.40 per share was less than the private placements of $0.60 per share as described in note 6.

(c) SHARE CAPITAL

Under Canadian GAAP, the additional common shares issued, as described in note 6(e), are accounted for like a stock split. Under U.S. GAAP, the additional shares would be recorded at $193,718 ($0.69 per share) which is the market value on December 31, 2000, the date they became issuable, by a charge to deficit. The shares are included in the basic earnings per share calculation for U.S. GAAP purposes from December 31, 2000.

(d) BUSINESS COMBINATIONS

Under Canadian GAAP, a reverse takeover transaction is accounted for as a business combination, with the amount of the purchase price in excess of the fair market value of the net assets acquired allocated to goodwill. Under U.S. GAAP, the merger of a private operating company into a non-operating public shell corporation with nominal net assets is considered to be a capital transaction, rather than a business combination, with no goodwill being recorded.

(e) COMPREHENSIVE INCOME

Under U.S. GAAP, comprehensive income or loss must be reported which is defined as all changes in equity other than those resulting from investments by owners and distributions to owners. Under U.S. GAAP, the Company's comprehensive loss is the same as its reported loss for the year.

(f) NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Application of this SFAS has been postponed. As such, the Company will be required to implement SFAS No. 133 for its fiscal year ended May 31, 2002.

The Company expects that the adoption of this pronouncement will have no material impact on its financial position, results of operations or cash flows.

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 replaced the requirements to amortize intangible assets with indefinite lives and goodwill with a requirement for an impairment test. It also requires an evaluation of intangible assets and their useful lives and a transitional impairment test for goodwill and certain intangible assets. The Company will be required to implement this SFAS for its fiscal year ended May 31, 2003.

As the Company's goodwill will be fully amortized for the year ended May 31, 2002, the adoption of this pronouncement will have no material impact on its financial position, results of operations or cash flows.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset. The Company will be required to implement this SFAS for its fiscal year ended May 31, 2004.

The Company expects that the adoption of this pronouncement will have no material impact on its financial position, results of operations or cash flows.

The impact of the items noted above on the financial statements is as follows:

================================================================================
                                      2001              2000             1999
--------------------------------------------------------------------------------
Loss for the year per
  Canadian GAAP                   $ (2,964,713)   $(1,305,407)   $ (1,287,460)
Goodwill amortization
  (note 13(d))                          26,364         26,364          26,364
Compensation expense from
  stock options issued to
  non-employees (note 13(a))          (675,565)      (45,950)         (29,450)
Additional interest resulting from
  beneficial conversion feature
  on convertible debt (note 13(b))          --      (180,000)             --
--------------------------------------------------------------------------------
Loss for the year per
  U.S. GAAP                       $ (3,613,914)  $(1,504,993)   $ (1,290,546)
================================================================================
Basic loss per share per
  U.S. GAAP                       $      (0.16)  $     (0.11)   $      (0.11)
================================================================================
Weighted average number of
  shares outstanding per
  U.S. GAAP                         22,050,619    14,194,298      11,960,818
================================================================================

================================================================================
                                                          2001         2000
--------------------------------------------------------------------------------
Total convertible debentures per Canadian GAAP         $     --     $  349,278
Reclass equity component of convertible debentures           --         10,722
--------------------------------------------------------------------------------
Total convertible debentures per U.S. GAAP             $     --     $  360,000
================================================================================
Fair value of stock options issued to non-employees    $ 1,100,947  $  438,195
Beneficial conversion feature of convertible debentures    180,000     180,000
--------------------------------------------------------------------------------
Other paid-in capital, end of the year per U.S. GAAP   $ 1,280,947  $  618,195
--------------------------------------------------------------------------------
Share capital, end of the year per Canadian GAAP       $ 8,743,768  $5,613,805
Additional shares issued (note 13(c))                      193,718          --
Elimination of goodwill                                   (108,938)   (108,938)
Fair value of stock options exercised                       12,813          --
--------------------------------------------------------------------------------
Share capital, end of the year per U.S. GAAP           $ 8,841,361  $5,504,867
================================================================================

The consolidated statement of deficit under U.S. GAAP is as follows:

================================================================================
                                        2001           2000             1999
--------------------------------------------------------------------------------
Deficit, beginning of year,
  per Canadian GAAP                $ (4,340,723)   $ (3,035,316)   $ (1,747,856)
--------------------------------------------------------------------------------
Cumulative adjustments:
  Goodwill amortization                  56,210          29,846           3,482
  Compensation expense
    from employee stock
    options issued to
    non-employees                      (438,195)       (392,245)       (362,795)
  Additional interest resulting
    from beneficial conversion
    feature on convertible debt        (180,000)             --              --
Additional shares issued (note 13(c))  (193,718)             --              --
--------------------------------------------------------------------------------
Loss for the year per U.S. GAAP      (3,613,914)     (1,504,993)     (1,290,546)
--------------------------------------------------------------------------------
Deficit, end of year,
  per U.S. GAAP                    $ (8,710,340)   $ (4,902,708)   $ (3,397,715)
================================================================================



24